Exhibit 99.1

Vivos Therapeutics Reports First Quarter 2024 Financial Results and Provides Operational Update

Vivos Expanding its Revenue Generating Initiatives

As Operating Expenses Decrease 22%, Representing Seven Consecutive Quarters of

Year Over Year Improvement Due to Successful Cost Cutting Initiatives

Management to Host Conference Call Today at 5:00 pm ET

LITTLETON, Colo., May 14, 2024 – Vivos Therapeutics, Inc. (“Vivos” or the “Company’’) (NASDAQ: VVOS), a leading medical device and technology company specializing in the development and commercialization of highly effective proprietary treatments for sleep related breathing disorders (including all severities of obstructive sleep apnea (OSA) in adults), today reported financial results and operating highlights for the first quarter ended March 31, 2024.

First Quarter 2024 Financial and Operating Summary

●	Revenue was $3.4 million for the first quarter of 2024, compared to $3.8 million for the first quarter of 2023, mainly due to lower Vivos Integrated Provider (VIP) enrollments and CARE appliance revenue, offset by increased revenue from sales of Vivos’ Pediatric and Lifeline appliances and home sleep testing services to VIPs. Vivos believes that the contribution of Pediatric and Lifeline appliances to revenues is a validation of Vivos’ strategy to add additional products across the price spectrum to its portfolio to diversify revenue opportunities beyond VIP enrollments. Revenue in the first quarter of 2024 was also impacted by lower tier dentist enrollment offerings and updates to key inputs in Vivos’ revenue recognition methodology, primarily estimated customer lives.

●	Gross profit was $1.9 million for the first quarter of 2024, compared to $2.3 million for the comparable period in 2023, attributable primarily to the decrease in revenue and partially offset by a decrease in cost of sales;

●	Gross margin was 57% for the first quarter of 2024, compared 61% for the first quarter of 2023;

●	Operating expenses for the first quarter of 2024 decreased by a significant amount ($1.6 million, or 22%) versus the first quarter of 2023, reflecting Vivos’ previously announced cost-cutting initiatives including personnel and related expenses,

●	Vivos’ cost-cutting initiatives also led to a significant year-over-year reduction in operating loss ($1.2 million or 24%), versus the first quarter of 2023. Vivos continues to anticipate attaining positive cash flow operations by the end of 2024 should revenue increase as planned;

●	In February 2024, an outstanding common stock purchase warrant held by an institutional investor to purchase an aggregate of 980,393 shares of Vivos common stock was exercised for gross proceeds of approximately $4.0 million;

●	Cash and cash equivalents were $2.6 million at March 31, 2024;

●	As of March 31, 2024, patients treated with Vivos’ patented oral appliances totaled over 42,600 worldwide, compared to over 35,000 as of the first quarter of 2023. Vivos has also trained more than 1,950 dentists in the use of The Vivos Method and Vivos’ related value-added services, compared to over 1,750 as of the first quarter 2023; and

●	In April 2024, Vivos received all required regulatory approvals to enable Medicare reimbursement for its CARE oral devices. This milestone achievement allows millions of Medicare beneficiaries coverage and reimbursement for allowable charges billable to Medicare. The Vivos Method is estimated to be indicated and potentially effective (within the scope of the FDA cleared uses) in approximately 80% of cases of OSA where patients are compliant with clinical treatments.

Kirk Huntsman, Vivos’ Chairman and Chief Executive Officer, stated, “We are proud of the prudent way we have managed our costs and our cash resources as well as our successful efforts to expand our product offerings, gain unprecedented regulatory approvals and obtain Medicare reimbursement for our CARE oral devices. That said, we recognize that our revenues have not grown as we would have liked. To that end, we are announcing today the anticipated launch of a new strategic revenue initiative based on collaborations to better align our interests with referring medical professionals, which we expect to materially broaden the number of OSA patients who have access to our products, make our revenue less reliant of VIP enrollments, and build on the initiatives we’ve been implementing over the past year. We look forward to providing some additional details on our investor call today and in the coming weeks. All of these initiatives are intended to increase our ability to take advantage of what we see as steadily improving market conditions in OSA and open Vivos up for greater revenue opportunities. By doing this, we expect to position Vivos for long-term, sustainable revenue growth and ultimate profitability.”

“Some of the progress we’ve already made on the expense side is evident in our first quarter financial results. During the first quarter, we once again reduced our operating expenses by a substantial amount, over 22% compared to the prior year’s first quarter. This marks our seventh consecutive quarter where we have reported lower operating expenses on a year over year basis. Based on our progress to date, and with the assumption that our revenue generating initiatives perform as we plan, we continue to anticipate becoming cash flow positive from operations by the end of 2024 or during the first quarter of 2025.”

“During the first quarter, we also continued to broaden our regulatory approvals for Vivos’ products and services. In April, our company achieved a significant milestone when we were granted all required regulatory approvals to enable Medicare reimbursement for Vivos’ CARE oral medical devices. Now, patients across the nation will have coverage and reimbursement for allowable charges billable to Medicare. This means Vivos’ CARE oral medical devices can now be utilized by millions of Medicare beneficiaries as an integral part of treatment regiments for moderate to severe OSA. I cannot understate the importance of this recent development, which we believe has the potential to drive increased patient count and utilization of our Vivos devices and methods.”

“Taking into consideration these favorable developments and our progress in improving internal efficiencies, we are positive about our prospects for the rest of this year and into 2025. Since the end of 2023, we have seen positive market developments, including the announcement by Phillips Respironics they were suspending CPAP shipments into the U.S., which has contributed to an increasing number of patients seeing CPAP alternatives, including oral appliance therapy. Additionally, United Healthcare announced a new policy that now mandates oral appliance therapy prior to approval of neurostimulation implant surgery for adult patients with OSA. We expect these shifts in patient needs will spur greater demand for our products and services. With our full line of OSA treatment options across a range of price points, increased regulatory approvals and the success of our cost cutting measures, we are well placed to meet this anticipated demand and deliver on the considerable promise our technology holds. Doing this, we expect to drive revenue growth as we continue on the path to becoming cash flow positive from operations,” Mr. Huntsman concluded.

Vivos encourages investors and other interested parties to join its conference call today at 5:00 p.m. Eastern time (details below), where management will discuss further details on topics including: (i) Vivos’ new collaboration initiatives described herein, expanded product line and revenue potential, (ii) an update on Vivos’ durable medical equipment and other sales and marketing efforts; (ii) additional programs for dentists to enroll with Vivos, and (iv) Vivos’ current cash position and actions taken to reduce expenses and remain compliant with Nasdaq listing standards.

In addition, further information on Vivos’ financial results is included on the attached unaudited condensed consolidated balance sheets and statements of operations, and additional explanations of Vivos’ financial performance are provided in the Vivos’ Quarterly Report on Form 10-Q for the three months ended March 31, 2024, which will be filed with the Securities and Exchange Commission (“SEC”). The full 10-Q report will be available on the SEC Filings section of the Investor Relations section of Vivos’ website at https://vivos.com/investor-relations.

Conference Call

To access Vivos’ investor conference call, please dial (800) 717-1738, or for international callers, (646) 307-1865. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 1180952. The replay will be available until May 28, 2024.

A live webcast of the conference call can be accessed on Vivos’ website at https://vivos.com/investor-relations. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Vivos Therapeutics, Inc.

Vivos Therapeutics, Inc. (NASDAQ: VVOS) is a medical technology company focused on developing and commercializing innovative diagnostic and treatment methods for patients suffering from breathing and sleep issues arising from certain dentofacial abnormalities such as obstructive sleep apnea (OSA) and snoring in adults. The Vivos Method represents the first clinically effective nonsurgical, noninvasive, nonpharmaceutical and cost-effective solution for treating mild to severe OSA. It has proven effective in over 42,600 patients treated worldwide by more than 1,950 trained dentists.

The Vivos Method includes treatment regimens that employ the proprietary CARE appliance therapy and other modalities that alter the size, shape and position of the soft tissues that comprise a patient’s upper airway and/or palate. The three Vivos CARE devices open airway space and may significantly reduce symptoms and conditions associated with mild-to-severe OSA, such as lowering Apnea Hypopnea Index scores. Vivos also markets and distributes SleepImage diagnostic technology under its VivoScore program for home sleep testing in adults and children. The Vivos Integrated Practice (VIP) program offers dentists training and other value-added services in connection with using The Vivos Method.

For more information, visit www.vivos.com.

Cautionary Note Regarding Forward-Looking Statements

This press release, the conference call referred to herein, and statements of the Company’s management made in connection therewith contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events. Words such as “may”, “should”, “expects”, “projects,” “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates”, “goal” and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve significant known and unknown risks and are based upon several assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Vivos’ control. Actual results (including the actual results of the initiatives described herein on Vivos’ future revenues and results of operations) may differ materially and adversely from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: (i) the risk that Vivos may be unable to generate additional revenue from its receipt of the Medicare reimbursement code described herein or from other strategies aimed at increasing revenues, (ii) the risk that some patients may not achieve the desired results from using Vivos’ products, (iii) risks associated with regulatory scrutiny of and adverse publicity in the sleep apnea treatment sector; (iv) the risk that Vivos may be unable to secure additional financing on reasonable terms when needed, if at all, or maintain its Nasdaq listing and (v) other risk factors described in Vivos’ filings with the SEC. Vivos’ filings can be obtained free of charge on the SEC’s website at www.sec.gov. Except to the extent required by law, Vivos expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Vivos’ expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based.

Vivos Investor Relations and Media Contact:

Julie Gannon

Investor Relations Officer

720-442-8113

jgannon@vivoslife.com

-Tables Follow-

VIVOS THERAPEUTICS INC.

Unaudited Condensed Consolidated Balance Sheets

(In Thousands, Except Per Share Amounts)

	March 31, 2024	December 31, 2023

Current assets
Cash and cash equivalents	$2,611	$1,643
Accounts receivable, net of allowance of $252 and $250, respectively	525	202
Prepaid expenses and other current assets	475	616

Total current assets	3,611	2,461

Long-term assets
Goodwill	2,843	2,843
Property and equipment, net	3,332	3,314
Operating lease right-of-use asset	1,302	1,385
Intangible assets, net	408	420
Deposits and other	308	307

Total assets	$11,804	$10,730

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,499	$2,145
Accrued expenses	2,466	2,334
Current portion of contract liabilities	2,398	2,138
Current portion of operating lease liability	483	474
Other current liabilities	224	198

Total current liabilities	8,070	7,289

Long-term liabilities
Contract liabilities, net of current portion	533	289
Employee retention tax credit liability	1,220	1,220
Operating lease liability, net of current portion	1,399	1,521

Total liabilities	11,222	10,319

Commitments and contingencies

Stockholders’ equity
Preferred Stock, $0.0001 par value per share. Authorized 50,000,000 shares; no shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share. Authorized 200,000,000 shares; issued and outstanding 2,731,270 shares as of March 31, 2024 and 1,833,877 shares as December 31, 2023	-	-
Additional paid-in capital	97,396	93,462
Accumulated deficit	(96,814)	(93,051)
Total stockholders’ equity	582	411
Total liabilities and stockholders’ equity	$11,804	$10,730

VIVOS THERAPEUTICS INC.

Unaudited Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2024	2023
Revenue
Product revenue	$1,674	$1,772
Service revenue	1,745	2,085
Total revenue	3,419	3,857

Cost of sales (exclusive of depreciation and amortization shown separately below)	1,482	1,520

Gross profit	1,937	2,337

Operating expenses
General and administrative	4,921	6,537
Sales and marketing	655	630
Depreciation and amortization	146	175

Total operating expenses	5,722	7,342

Operating loss	(3,785)	(5,005)

Non-operating income (expense)
Other expense	(1)	51
Excess warrant fair value	-	(6,453)
Change in fair value of warrant liability, net of issuance costs of $645	-	9,628
Other income	23	76
Loss before income taxes	(3,763)	(1,703)

Net loss	$(3,763)	$(1,703)

Net loss per share (basic and diluted)	$(1.63)	$(1.72)
Weighted average number of shares of Common Stock outstanding (basic and diluted)	2,308,154	990,669